Exhibit 10.36

October 18, 2012

Dear Melanie:

On behalf of Global Power Equipment Group (“Company”), I am pleased to offer you the position of Vice President of Human Resource.  We look forward to you working with us in achieving continued success for our Company.  In this position, you will report directly to me.

The details of our employment offer are outlined below:

Start Date	November 12, 2012

Location:	Irving, TX

Annual Base Salary:	$305,500

Incentive Comp Plan:

The Incentive Compensation Plan (“ICP”) is measured by company profitability at year-end based on Operating Income. The ICP is a percentage of your base pay based on achieving the years ICP Plan measurements. Your level in this Plan has a target percentage of 55% with a maximum payout percentage of 110%. There is a percentage of the ICP pool that is based on personal goals. You must be actively employed by the company at the time of payout to be eligible for an ICP payment. Your payout for 2012 will be decided on an off-cycle basis due to your hire date in the 4th quarter.

Long-term incentive:

Your long-term incentive award of Restricted Stock Units (“RSU’s) will be based on providing you’re a value of $175,000. The determination of the number of RSU’s granted will be based on this value divided by the prevailing stock price at the time of issuance. The issuance of this award will be in March 2013 as approved and authorized by the Board of Directors.

Signing Bonus:

You will receive a sing-on bonus of $50,000 to be paid on the first payroll period. If you voluntarily leave the Company in the first year from hire date, you will be responsible for reimbursing the company for a prorated amount.

Vacation:	You will be eligible to begin accruing four (4) weeks of vacation upon hire.

Benefits:

As a fulltime employee, you are eligible upon date of hire to participate in Global Power Equipment Group comprehensive benefit package. Attached is a 2012 Summary of Benefits. The Company has contracted with Blue Cross BlueShield of OK for medical/dental/vision, Lincoln Life for guaranteed group and employee voluntary life coverage as well as Short Term and Long Term Disability, Conexis for our Health and Dependent Care Flexible Account Administration, and Bank of Oklahoma for our 401K Plan.

Severance:	If your employment with the Company is terminated by the Company without cause and you execute a timely Release, the Company will pay you in accordance with the provision stated below.

•

Continuation of Base Salary will occur at the salary rate in effect immediately before the termination date through the six month anniversary of the termination date. The salary continuation payments will be made at the same times as salary payments would have been made to you if your employment with the Company had continued through the six month anniversary of the termination date.

•

If and only if the termination date is at least three full months after the beginning of the ICP bonus year within which the termination date falls, a lump sum amount (a “Pro Rata Annual Bonus”) equal to a pro rate portion of the full year annual bonus under the ICP that you would have been entitled to had your employment continued through the date on which bonuses for that bonus year are paid, based on actual financial results of the Company for the entire bonus year and individual performance by you during that part of the bonus year ending on the Termination Date (the “Full Year Pro Forma Bonus Amount”). Any Pro Rata bonus payable under will be equal to the Full Year Pro Forma Bonus Amount multiplied by a fraction, the numerator of which is the number of days between January 1 of the bonus year and the termination date and the denominator of which is 365. The Company will pay any Pro Rata Annual Bonus that may be payable on the same date as other bonuses are paid with respect to the bonus year in which the termination date falls, but not later than March 15 of the immediately following year.

Employment is contingent based on receipt of a favorable background check which includes criminal, credit and education.

Please be advised that neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

Once again, I am pleased to extend this offer of employment.  Should you have any questions regarding your employment with Global Power Equipment Group, please do not hesitate to contact me.

Sincerely,

/s/ Luis Manuel Ramírez

Luis Manuel Ramirez
President and CEO
Global Power Equipment

I hereby accept the employment offer as set forth above and affirm the following:

(a)                                 I am not subject to a non-competition agreement that would preclude employment with the Company; and

(b)                                 I am not party to any confidentiality, proprietary information, non-solicitation or similar agreement or obligations with any third party that may conflict with my employment with the Company.

I further acknowledge and agree that in the course of employment with the Company I will have access to confidential and proprietary information of the Company and its affiliates, and I agree to keep such information confidential at all times, during and after employment with the Company, except as may be required by law.

/s/ Melanie Barth	October 19, 2012
Melanie Barth	Date